SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant []

Check the appropriate box:

[] Preliminary proxy statement.     [X] Confidential, for use of the Commission

                               only (as permitted by Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[] Definitive additional materials.

[] Soliciting material pursuant to Rule 14a-12.

ATWOOD OCEANICS, INC.
(Name of Registrant as Specified in Its Charter)

ATWOOD OCEANICS, INC.
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)     Title of each class of securities to which transactions applies: N/A
     (2)     Aggregate number of securities to which transaction applies: N/A
     (3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined: N/A
     (4)     Proposed maximum aggregate value of transaction: N/A
     (5)     Total fee paid: None

[] Fee paid previously with preliminary materials.

[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identified the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)     Amount previously paid: N/A
     (2)     Form, schedule or registration statement no.: N/A
     (3)     Filing party: N/A
     (4)     Date filed: N/A

EXPLANATORY NOTE

     We are re-filing our definitive Proxy Statement for the annual shareholder meeting to be held February 14, 2008, in order to include the notice of internet availability of proxy materials which was inadvertently omitted from the original filing, but which does not include any fundamental changes to the original filing or our preliminary Proxy Statement.  No other information in the definitive Proxy Statement has been supplemented, updated or amended.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Shareholder Meeting of Atwood Oceanics, Inc.
to Be Held on February 14, 2008

The Proxy Statement dated January 15, 2008, Form of Proxy, and the

Atwood Oceanics, Inc. 2007 Annual Report to Shareholders

for the year ended September 30, 2007

are available at http://phx.corporate-ir.net/phoenix.zhtml?c=115338&p=proxy .

The annual shareholder meeting will be held at the principal executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, in the City of Houston, Texas 77084, at 10:00 o'clock A.M., Houston Time, on Thursday, February 14, 2008, for the following purposes:

1.	To elect six (6) members of the Board of Directors for the term of office specified in the accompanying Proxy Statement.
2.	To approve Amendment No. 1 to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan as described in the accompanying Proxy Statement.
3.

To approve Amendment No. 1 to our Amended and Restated Certificate of Formation to increase the authorized shares of Common Stock of the Company from 50,000,000 shares to 90,000,000 shares as described in the accompanying Proxy Statement.

4.	To ratify our early election to be governed by the Texas Business Organizations Code.
5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of Atwood Oceanics, Inc. recommends a vote “FOR” each of Proposals 1 to 4. No other matters are expected to be considered at the annual shareholder meeting.

Shareholders of record at the close of business on December 31, 2007 will be entitled to notice of and to vote at the annual shareholder meeting.

Shareholders are cordially invited to attend the meeting in person. Shareholders may call our main offices at 281-749-7800 for directions to our principal executive offices in order to attend the meeting in person. Those who will not attend in person are requested to sign and promptly mail the enclosed proxy for which a stamped return envelope is provided.

The following documents are available at http://phx.corporate-ir.net/phoenix.zhtml?c=115338&p=proxy :

     1.       Proxy Statement dated January 15, 2008,

      2.      Form of Proxy, and

     3.      The Atwood Oceanics, Inc. 2007 Annual Report to Shareholders for the year ended September 30, 2007.

ATWOOD OCEANICS, INC.

15835 PARK TEN PLACE DRIVE
HOUSTON, TEXAS 77084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Houston, Texas

January 15, 2008

To the Shareholders of
ATWOOD OCEANICS, INC.:

Notice is hereby given that, pursuant to the provisions of the Second Amended and Restated By-laws, as amended, of Atwood Oceanics, Inc., the Annual Meeting of the Shareholders of Atwood Oceanics, Inc. will be held at the principal executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, in the City of Houston, Texas 77084, at 10:00 o'clock A.M., Houston Time, on Thursday, February 14, 2008, for the following purposes:

1.	To elect six (6) members of the Board of Directors for the term of office specified in the accompanying Proxy Statement.
2.	To approve Amendment No. 1 to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan as described in the accompanying Proxy Statement.
3.

To approve Amendment No. 1 to our Amended and Restated Certificate of Formation to increase the authorized shares of Common Stock of the Company from 50,000,000 shares to 90,000,000 shares as described in the accompanying Proxy Statement.

4.	To ratify our early election to be governed by the Texas Business Organizations Code.
5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on December 31, 2007 will be entitled to notice of and to vote at the Annual Meeting.

Shareholders are cordially invited to attend the meeting in person. Those who will not attend are requested to sign and promptly mail the enclosed proxy for which a stamped return envelope is provided.

By Order of the Board of Directors

                                                                  /s/ James M. Holland

                                                                  JAMES M. HOLLAND, Secretary

ANNUAL MEETING OF SHAREHOLDERS
ATWOOD OCEANICS, INC.
_______________

PROXY STATEMENT

_______________

January 15, 2008
SECURITY HOLDERS ENTITLED TO VOTE

Holders of shares of common stock, par value $1.00 per share ("Common Stock") of Atwood Oceanics, Inc., (hereinafter sometimes referred to as “we”, “us”, “our” or the "Company") of record at the close of business on December 31, 2007 will be entitled to vote at the Annual Meeting of Shareholders to be held February 14, 2008 at 10:00 o'clock A.M., Houston Time, at our principal executive offices, 15835 Park Ten Place Drive, Houston, Texas, 77084 and at any and all adjournments thereof.

Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy, when executed and not so revoked, will be voted in accordance therewith. This proxy material is first being mailed to shareholders on or about January 15, 2008.

PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of the Board of Directors of the Company. In addition to solicitation by mail, for which we will bear the cost, we may request banks, brokers and other custodians, nominees and fiduciaries who hold our Common Stock in street name to send proxy material to the beneficial owners of stock and to secure their voting instructions, if necessary. Further solicitation of proxies may be made by telephone, mail, facsimile, or oral communication with some of our shareholders, following the original solicitation. All such further solicitation will be made by our regular employees and we will bear the cost for such solicitation.

VOTING SECURITIES

At the close of business on December 31, 2007, the time which has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the meeting, we had 31,702,399 shares of Common Stock outstanding.

The election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. The approval of Amendment No. 1 to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan, referred to herein as Amendment No. 1 to the 2007 Plan, will require the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. The approval of Amendment No. 1 to our Amended and Restated Certificate of Formation to increase the authorized shares of Common Stock of the Company from 50,000,000 shares to 90,000,000 shares and the ratification of our early election to be governed by the Texas Business Organizations Code will each require the vote of the holders of two-thirds (2/3) of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will operate to prevent the election of the directors nominated in this Proxy Statement or the approval of such other matters as may properly come before the meeting to the same extent as a vote withholding authority to vote for the election of directors so nominated or a vote against such other matters as may properly come before the meeting.

             Each share of Common Stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

             If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the State in which we are incorporated, require the shareholder to give our Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218, Attn: James M. Holland. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons appointed by the enclosed form of proxy are not expected to exercise the right to cumulate votes for election of the directors named elsewhere in this Proxy Statement, although such persons shall have discretionary authority to do so.

PRINCIPAL SHAREHOLDERS

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding Common Stock as of close of business on December 31, 2007 based on information (other than with respect to Helmerich & Payne International Drilling Co. (“H&PIDC)) provided by a third party service provider in reports prepared for us. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address                                                                Shares of Common Stock                           Percent
                                                                                                       Beneficially Owned                                  of Class

H&PIDC (1)                                                                                            4,000,000                                             12.63%
     1437 South Boulder Avenue

  Tulsa, Oklahoma 74119

Columbia Wanger Asset Management, L.P. (2)                           3,688,000                                             11.64%

     227 West Monroe Street, Suite 3000

     Chicago, IL 60606

FMR LLC (3)                                                                                         2,943,450                                           9.29%

Edward C. Johnson 3d (3)

     82 Devonshire Street

     Boston, Massachusetts 02109

___________________

(1)

Mr. Helmerich, a current Director of the Company and Director Nominee, is President, Chief Executive Officer and a director of Helmerich & Payne, Inc. (“H&P”). Mr. Helmerich, together with other family members and the estate of W.H. Helmerich, deceased, are controlling shareholders of H&P, which has one hundred percent (100%) ownership of H&PIDC, and which currently owns of record and beneficially 4,000,000 shares of our Common Stock. Mr. Helmerich has disclaimed beneficial ownership of the Common Stock owned by H&PIDC. Mr. Dotson, a current Director of the Company and Director Nominee, served as Vice President Drilling of H&P and President of H&PIDC until his retirement in 2006.

(2)

The information set forth above concerning shares of Common Stock beneficially owned by Columbia Wanger Asset Management, L.P. ("Columbia") was obtained from a report prepared by a third party service provider for us and the Schedule 13G dated January 9, 2007 filed with the SEC by Columbia. According to the Schedule 13G, Columbia had sole voting power with respect to 3,502,950 shares, shared voting power with respect to 142,000 shares, and sole dispositive power with respect to 3,644,950 shares of our Common Stock or 11.64% of our Common Stock as of the record date. We do not have any information with respect to 44,950 shares of our Common Stock acquired by Columbia subsequently to the filing of Schedule 13G on January 9, 2007. The information set forth above includes the shares of our Common Stock held by Columbia Acorn Trust, a Massachusetts business trust to which Columbia is an advisor.

(3)

The information set forth above concerning shares of Common Stock beneficially owned by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”) were obtained from a report prepared by a third party service provider for us and from the Schedule 13G dated October 9, 2007 filed with the SEC by FMR and Johnson. This Schedule 13G indicated that FMR and Johnson had sole voting power with respect to 586,450 shares and sole dispositive power with respect to all of the shares reported as beneficially owned.

APPROVAL OF RELATED PERSON TRANSACTIONS

In accordance with the directive of the Board of Directors, our Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such “related-party” transactions are fair and are in our overall best interest. No transactions requiring approval occurred in fiscal year 2007.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the amount of Common Stock beneficially owned as of the close of business on December 31, 2007, by each of our directors, by each of our executive officers, and by all of our directors and executive officers as a group. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Executive Officer or Group	Shares of Common Stock Beneficially Owned	Percent of Class

Deborah A. Beck	11,244 (2)	(1)
Robert W. Burgess	22,644 (3)	(1)
George S. Dotson	18,644 (3)	(1)
Hans Helmerich	18,644 (3) (4)	(1)
James R. Montague	2,231	(1)
William J. Morrissey	19,444 (3)	(1)
John R. Irwin	96,650 (5)	(1)
James M. Holland	40,843 (6)	(1)
Glen P. Kelley	97,175 (7)	(1)
Alan Quintero	48,000 (8)	(1)
Darryl Smith	9,500 (9)	(1)

All directors and executive officers as a group (11 persons) __________________	385,019 (10)	%(1)
(1)	Less than 1%.
(2)	Includes 9,000 shares which may be acquired upon exercise of options.
(3)	Includes 17,000 shares which may be acquired upon the exercise of options.
(4)	See Note (1) on page 3 under “Principal Shareholders” for more information.
(5)	Includes 96,250 shares which may be acquired upon the exercise of options.
(6)	Includes 36,575 shares which may be acquired upon the exercise of options.
(7)	Includes 96,575 shares which may be acquired upon the exercise of options.
(8)	Includes 48,000 shares which may be acquired upon the exercise of options.
(9)	Includes 9,500 shares which may be acquired upon the exercise of options.
(10)	Includes 363,900 shares which may be acquired upon the exercise of options.

      EXECUTIVE OFFICERS

The persons indicated below are our executive officers. The office held, date of first election to that office and the age of each officer as of the close of business on December 31, 2007 are indicated opposite his name.

                                                          Date of
                                                                               First

Name                                                   Offices Held                        Election                       Age

            John R. Irwin                                  President and Chief                March                         62

                                                                       Executive Officer                     1993

James M. Holland                          Chief Financial Officer           October                       62

                                                                      Senior Vice President              1988
                                                                      and Secretary

Glen P. Kelley                                 Senior Vice President -          October                       59

                                                                       Marketing and                         1988

                                                                       Administration

        Alan Quintero                                    Vice President -                       April                             44
                                                                       Engineering                             2007

       Darryl R. Smith                                  Vice President -                      April                              62
                                                                       Operations                               2007

No family relationship exists between any of the above executive officers or the nominated directors listed below. All of our officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause. Messrs. Irwin, Holland and Kelly have served as our executive officers during the past five (5) years. Messrs. Quintero and Smith have served as executive officers since April 2007.

Mr. Irwin joined us in July 1979, serving as Operations Manager - Technical Services. He was elected Vice President - Operations in November 1980, Executive Vice President in October 1988, President and Chief Operating Officer in November 1992, and President and Chief Executive Officer in March 1993.

Mr. Holland joined us as Accounting Manager in April 1977. He was elected Vice President - Finance in May 1981 and Senior Vice President, Chief Financial Officer and Secretary in October 1988.

Mr. Kelley rejoined us in January 1983 as Manager of Operations Administration. He was elected Vice President - Contracts and Administration in October 1988 and Senior Vice President – Marketing and Administration in December 2004.

            Mr. Quintero joined us in July 1993 as Senior Project Engineer. He was promoted to Manager of Engineering in August 1994 and to General Manager of Engineering in January 2005. In April 2007, he was elected as Vice President - Engineering.

            Mr. Smith joined us in October 1999 as Operations Support Manager. He was promoted to General Manager of Operations in October 2000 and elected as Vice President – Operations in April 2007.

ITEM 1 - ELECTION OF DIRECTORS

At the meeting, six (6) directors (leaving one position vacant in February 2008 with Mr. Morrissey’s not standing for re-election to our Board of Directors) are to be elected for terms of one year each. All six (6) director nominees are currently serving as directors and are standing for re-election. Although our Second Amended and Restated Bylaws, as amended, provide that the Board of Directors consist of seven (7) persons, at this time, the Company has not yet identified a suitable nominee to replace Mr. Morrissey on our Board of Directors. Accordingly, only six (6) persons are nominated for election as directors, and shares may not be voted for a greater number of persons than the number of nominees named.

           The persons named in the enclosed form of proxy (James M. Holland and Glen P. Kelley) have advised that they will vote all shares represented by proxies for the election of the six (6) nominees for director listed below, unless authority to so vote is withheld by the shareholder. Such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If any of the nominees listed below becomes unavailable for any reason, the shares represented by the proxies will be voted for the election of such person, if any, as may be designated by the Board of Directors.

Mr. William J. Morrissey, who has served as a director continuously since 1969, has advised of his intended retirement from our Board of Directors in February 2008 prior to the February 14, 2008, annual shareholder meeting and will, therefore, not stand for re-election to our Board of Directors at that meeting. Mr. Morrissey has provided over thirty-five years of outstanding leadership as our director. In recognition of Mr. Morrissey’s long-term service as a director, the Board of Directors in December 2007 awarded Mr. Morrissey a $35,000 bonus plus restricted stock equivalent to the number of shares of the Company’s Common Stock valued at $60,000 on the date of grant. The restricted stock award vests thirteen months from date of grant.

                                                  Present              Served as
                                                 Position             a Director
                                                 with the             Continuously                  Term to

Nominees                                Company               Since                           Extend to              Age

Deborah A. Beck                     Director               February                      February                 60
                                                                                   2003                             2009

Robert W. Burgess               Director               September                    February                 66
                                                                                   1990                             2009

George S. Dotson                    Director              February                      February                 67
                                                                                   1988                             2009

Hans Helmerich                      Director               February                     February                 49
                                                                                   1989                             2009

John R. Irwin                           Director,              November                   February                 62
                                                    President               1992                            2009
                                                    and Chief
                                                    Executive
                                                    Officer

James R. Montague                Director               June                             February                 60
                                                                                   2006                             2009

Until her retirement in 2006, Ms. Beck was employed by the Northern Mutual Life Insurance Company for over five (5) years where she served in various executive capacities including Executive Vice President Planning and Technology, Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services.

Until his retirement in 1999, Mr. Burgess served for over five (5) years as Chief Financial Officer (Senior Vice President) for CIGNA Investment Division, CIGNA Companies. CIGNA is a diversified financial services company with major businesses in insurance, health care, pensions and investments.

Until his retirement in 2006, Mr. Dotson served for over five (5) years as Vice President Drilling of H&P and President of H&PIDC. H&P is an energy-oriented company engaged in contract drilling.

At all times during the previous five (5) years, Mr. Helmerich has served as the Chief Executive Officer as well as a director of H&P.

Mr. Irwin has been employed by us in various executive capacities for the last twenty-nine (29) years; of which, the last fourteen (14) years he has been President and Chief Executive Officer.

          Mr. Montague has been retired at all times during the previous five (5) years. From December 2001 to October 2002, Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation, which is involved in oil and gas exploration and production. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that manages International Paper Company's mineral holdings. Mr. Montague is a director of Penn Virginia Resource Partners (NYSE:PVR), Magellan Midstream Partners (NYSE:MMP), and the non-executive Chairman of the Board of Davis Petroleum Company, a private company.

Board of Director Meetings and Committees

We have standing Audit, Compensation and Human Resources, Executive, and Nominating & Corporate Governance Committees. The following chart shows the current Committee membership and positions of each director:

Director	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Nominating & Corporate Governance Committee
Deborah A. Beck	X	X		X
Robert W. Burgess	X (Financial Expert)	X		X
George S. Dotson	X	X (Chairperson)	X	X
Hans Helmerich			X	X (Chairperson)
John R. Irwin			X
James R. Montague		X		X
William J. Morrissey (1)	X (Chairperson)			X
(1) Mr. Morrissey has advised he will retire from the Company’s Board of Directors in February 2008.

The Audit Committee members are Ms. Beck and Messrs. Burgess, Dotson and Morrissey. The Board of Directors has determined that Mr. Burgess is our “Audit Committee Financial Expert” as that term is defined under the relevant federal securities laws and regulations. The Audit Committee functions to review, in general terms, the Company’s accounting policies and audit procedures and to supervise internal accounting controls. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it. The Audit Committee held six (6) meetings during fiscal year 2007, of which four (4) were telephone conferences. Upon Mr. Morrissey’s retirement, a new chairperson for the Audit Committee will be appointed.

The Executive Committee composed of Messrs. Dotson, Helmerich and Irwin, meets frequently, generally by telephone conference, for review of major decisions and to act as delegated by the Board of Directors. Our Board of Directors has adopted a written charter for the Executive Committee, a copy of which is accessible on our website, www.atwd.com

The Compensation and Human Resources Committee members, Ms. Beck, Messrs. Burgess, Dotson and Montague, are responsible for administration of our stock incentive plans, and for review and approval of all salary and bonus arrangements. During fiscal year 2007, there were eleven (11) meetings of the Compensation and Human Resources Committee, of which six (6) were telephone conferences. Our Board of Directors has adopted a written charter for the Compensation and Human Resources Committee, a copy of which is attached hereto as Appendix A and which is also accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The Nominating & Corporate Governance Committee, composed of Ms. Beck and Messrs. Burgess, Dotson, Helmerich, Montague and Morrissey, is to assist the Board of Directors regarding the appropriate size and composition of the Board of Directors, as well as monitor and make recommendations regarding the Board of Directors’ performance. The Nominating & Corporate Governance Committee held two (2) meetings during fiscal year 2007. The Nominating & Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, such as shareholders. Such nominations should be directed to any member of the Nominating & Corporate Governance Committee. A specific process for communication between shareholders and the Nominating & Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information” – “Corporate Governance” – “Contact the Atwood Oceanics, Inc. Board of Directors”. The Nominating & Corporate Governance Committee will evaluate all nominees, including those recommended by third parties such as shareholders, for the following: personal qualities such as leadership, statesmanship and responsiveness; general management qualities such as a global perspective on the business, short term results, strategic thinking and planning, knowledge of the business and preparedness; financial expertise such as value creation, capital planning, and communications with the financial investment communities; and qualities relating to the use of human resources such as developing management talent and creating an effective organization. Our Board of Directors has adopted a written charter for the Nominating & Corporate Governance Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

Each of the Audit Committee charter, the Compensation and Human Resources Committee charter and the Nominating & Corporate Governance Committee charter state that each member must be independent as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment. No member of the Audit Committee, the Compensation and Human Resources Committee or the Nominating & Corporate Governance Committee shall have a relationship to the Company that may interfere with the exercise of his or her independent judgment and all members of such committees shall be non-employee directors. The Board of Directors has made a determination that each member of the Audit Committee, Compensation and Human Resources Committee and the Nominating & Corporate Governance Committee is independent and meets the requirements of the committee on which he or she serves. The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates. Based on that fact and other considerations, Mr. Helmerich is also not our affiliate. Prior to his retirement from H&P, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate.

Our Board of Directors has determined that our President, John R. Irwin, is not an independent director. Our current independent directors are Deborah A. Beck, Robert W. Burgess, George S. Dotson, Hans Helmerich, James R. Montague and William J. Morrissey. As discussed above, Mr. Morrisey is not standing for re-election. We have a specific process for communications between interested parties and either the Board of Directors as a whole or the non-management members of the Board of Directors, accessible on our website, www.atwd.com , under “Investor Information” – “Corporate Governance” – “Contact the Atwood Oceanics, Inc. Board of Directors”. The interested party may also submit such communications in care of our Secretary, James M. Holland, at the mailing address of our headquarters, which is P.O. Box 218350, Houston, Texas 77218. Each written communication intended for the Board of Directors as a whole or the non-management members of the Board of Directors and received by the Secretary, will be promptly forwarded to the specified party. The interested party may alternatively submit such communications through the MySafeWorkplace system. The MySafeWorkplace system can be contacted via telephone at 1-800-461-9330 or on the internet at www.MySafeWorkplace.com . The interested party should click “Go” on “Make A Report”, choose Atwood Oceanics Management LP as the organization, and then select “Communicate with Non-Management Directors” as the “Incident Type”. The communication process is also further detailed on our website, www.atwd.com , along with other of our corporate governance guidelines, and is available in print to any shareholder who requests it.

Four (4) meetings of the Board of Directors were held during fiscal year 2007, all of which were regularly scheduled meetings. Each director attended, during the time of his or her membership, at least seventy-five (75%) percent of Board of Director and Committee meetings to which he or she was assigned. Additionally, the non-employee members of the Board of Directors held four (4) meetings, of which all were in person. Mr. Helmerich presided over the meetings of the non-employee members of the Board of Directors as our “Lead Independent Director.” The Company does not have a policy with regard to Board of Directors’ attendance at the annual meeting. Last year, one member of the Board of Directors, Mr. Irwin, attended the annual meeting.

Code of Ethics

             Included in our corporate governance guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests it, is the business conduct and code of ethics we have adopted which is applicable to our chief executive officer and our chief financial officer, Mr. Irwin and Mr. Holland, respectively. We intend to satisfy the disclosure requirement regarding any changes in our code of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such event.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

ITEM 2 - PROPOSAL TO ADOPT AMENDMENT NO. 1 TO THE ATWOOD OCEANICS, INC. 2007 LONG-TERM INCENTIVE PLAN

General

At our annual meeting of shareholders on February 8, 2007, our shareholders approved the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan, which is referred to herein as the “2007 Plan.” Upon shareholder approval, the 2007 Plan was effective as of December 7, 2006. Awards may be made under the 2007 Plan through December 6, 2017, which is 10 years from the effective date of the 2007 Plan.

The principal features of the 2007 Plan and Amendment No. 1 to the 2007 Plan are summarized below. The summary does not purport to be a complete statement of the 2007 Plan or Amendment No. 1 to the 2007 Plan and is qualified in its entirety by reference to the 2007 Plan, a copy of which was attached as Appendix B to this Proxy Statement for the annual meeting held February 8, 2007 and to Amendment No. 1 to the 2007 Plan, a copy of which is attached as Appendix C to this Proxy Statement. Defined terms not defined herein have the meaning set forth in the 2007 Plan.

Purpose of the 2007 Plan

The 2007 Plan was established to create incentives to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to our success. Participants include our non-employee directors, our officers and employees, as well as those of our subsidiaries and affiliates. There are currently approximately 900 potential participants in the 2007 Plan.

Purpose of Amendment No. 1 to the 2007 Plan

Amendment No. 1 to the 2007 Plan makes the following changes to the 2007 Plan:

1. The restriction period for shares of Common Stock included in a restricted stock award to eligible directors will be reduced from three years to a minimum of thirteen months.

2. Instead of vesting immediately, shares of Common Stock included in a restricted stock award to eligible directors will be subject to a vesting period of a minimum of thirteen months.

          3. A provision providing for acceleration of vesting of shares of Common Stock included in restricted stock awards to eligible directors in the case of death, retirement, or resignation will be added to reflect that the shares included in such awards will no longer immediately vest.

4. A provision will be added relating to the ability of participants to defer delivery of shares of Common Stock included in awards, at the Compensation Committee’s discretion, pursuant to a separate deferred compensation plan, if any. If delivery is deferred under such a plan, at the Compensation Committee’s discretion, the participant may further elect to receive payment in the form of either shares of Common Stock or a cash amount equal to the value of the shares of Common Stock at the deferred delivery date.

The first three changes are discussed further below under “Restricted Stock” and “Termination of Employment; Termination of Service.” Those changes relate to the vesting and restriction periods solely with regard to restricted stock awards made to eligible directors.

The fourth change is not intended to increase the value of or number of shares of Common Stock included in an award; rather this change is intended to give the Compensation Committee further flexibility in establishing the components of our compensation program. We have adopted a deferred compensation plan for non-employee directors, who are the eligible directors under the 2007 Plan, and while we have no plans to adopt additional plans for other participants at this time, we expect that such plans will be considered by the Compensation Committee in the future as part of our overall compensation program.

Shares Available

Under the 2007 Plan, the Compensation Committee may award restricted stock awards, stock options, stock appreciations rights (SARs), or performance units. The total number of shares reserved and currently available for distribution pursuant to the 2007 Plan is 1,769,304 shares of our Common Stock (approximately 6% of our outstanding Common Stock as of December 31, 2007, the record date for shareholders entitled to vote on this proposal), subject to adjustment in the event of a future stock dividend, stock split, merger, consolidation, recapitalization, reclassification, spin off, combination of shares or other similar events. Any shares of Common Stock granted as restricted stock awards or as SARs or performance units settled in shares of Common Stock shall be counted as 1.6 shares for each share granted, while any shares issuable pursuant to an Option shall be counted as one share for each issuable share. We have registered with the SEC the shares available for distribution pursuant to the 2007 Plan on Form S-8, File No. 333-140781. As of January 2, 2008, the closing price on the New York Stock Exchange of our Common Stock was $102 per share.

Pursuant to the 2007 Plan, shares of Common Stock underlying awards which terminate, expire, are forfeited or are cancelled without the issuance of such shares shall be available for distribution in connection with future awards pursuant to the 2007 Plan.

Administration

The 2007 Plan is administered by the Compensation Committee of the Board of Directors, who are appointed or removed as set forth in the Committee’s Charter, which is available on our website at www.atwd.com. As described in its Charter, all members of the Compensation Committee are “independent” as required by the rules and regulations of the SEC and the New York Stock Exchange Listing Standards. They are also “non-employee directors” as defined under SEC Rule 16b-3 and “outside directors” as defined in the Internal Revenue Code, section 162(m). The Compensation Committee has the power and authority to grant awards to participants as provided in the 2007 Plan, and to determine the form, terms and conditions, not inconsistent with the terms of the 2007 Plan, of any award granted, based on such factors and criteria as the Compensation Committee shall determine. The Compensation Committee has the authority to establish, adopt, or revise such rules and regulations governing the 2007 Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the 2007 Plan and any award granted and any agreements relating thereto; and to otherwise take any and all action it deems necessary or advisable for the operation or administration of the 2007 Plan.

Eligibility

All participants may be awarded Nonqualified Stock Options, restricted stock awards, SARs or performance units. Eligible employees may also receive Incentive Stock Options.

Stock Options

The 2007 Plan permits the granting of two types of options: (i) those that qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, or (ii) those that do not so qualify, or Nonqualified Stock Options. Stock options granted under the 2007 Plan shall be subject to the terms and conditions set forth in the 2007 Plan and may contain such additional terms and conditions not inconsistent with the terms of the 2007 Plan as the Compensation Committee deems appropriate. The option exercise price for each share of Common Stock covered by an option shall be determined by the Compensation Committee, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant.

The term of each stock option will be fixed by the Compensation Committee, but may not exceed 10 years from the date of grant in the case of an ISO or 10 years and one day after the date of grant in the case of a Nonqualified Stock Option. Stock options shall become exercisable at such time or times and subject to such terms and conditions (including, without limitation, installment exercise provisions) as shall be determined by the Compensation Committee.

The option exercise may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company, (ii) with certain requirements, by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, or (iii) by a combination of the foregoing.

The Compensation Committee may, in its discretion, authorize all or a portion of any Nonqualified Stock Options to be granted on terms which permit transfer by the participant to (i) the ex-spouse of the participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the participant, (iii) a trust or trusts for the exclusive benefit of the spouse, children or grandchildren of the participant, or (iv) a partnership or limited liability company in which the spouse, children or grandchildren of the participant are the only partners or members; provided in each case that (x) there may be no consideration for any such transfer, (y) the Option agreement pursuant to which such stock options are granted must expressly provide for transferability in a manner consistent with the foregoing, and (z) subsequent transfers of transferred stock options shall be prohibited except those made in accordance with the transferability provisions of the 2007 Plan or by will or by the laws of descent and distribution. Following transfer, any such stock options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Except as set forth in the 2007 Plan and in the applicable Option agreement, no Option shall be transferable by the participant otherwise than by will or by laws of descent and distribution.

Restricted Stock

Restricted stock may be issued to participants either alone or in addition to other awards granted under the 2007 Plan. The Compensation Committee determines participants to whom, and the time or times at which, such grants will be made, the number of shares of Common Stock to be awarded, the price (if any) to be paid by the recipient of an award, and other conditions of the awards. The Compensation Committee may condition grants of restricted stock upon the attainment of specified performance goals or such other factors or criteria as the Compensation Committee may determine.

Under the 2007 Plan as currently in effect, with respect to eligible directors, restricted stock vests immediately subject to a three-year restriction period. Pursuant to Amendment No. 1 to the 2007 Plan, the restriction period and the vesting period for eligible directors shall both be a minimum of thirteen months. This change is intended to better align the restriction and vesting periods for such awards, while still requiring a minimum period for both.

            In general, restricted stock awarded to eligible employees vests over a minimum three-year period, with all such shares vesting on or after the third anniversary, with the restriction period set out in the award.

During the restriction period, the Compensation Committee may grant to the participant, with respect to the shares of restricted stock covered by any award, all or any of the rights of a shareholder of the Company, including the right to vote the shares of Common Stock included in the award, the right to receive any dividends, and the right to purchase securities pursuant to the Rights Agreement between the Company and Continental Stock Transfer and Trust Company dated October 18, 2002. During the restriction period established by the Compensation Committee, the participant shall not be permitted to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of restricted stock awarded under the 2007 Plan.

Stock Appreciation Rights

A Stock Appreciation Right, or SAR, permits the participant to receive an amount (in cash, Common Stock or a combination thereof) equal to the number of SARs exercised by the participant multiplied by the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. SARs may or may not be granted in connection with the grant of an Option. The exercise price of SARs granted under the 2007 Plan shall not be less than the Fair Market Value of a share of Common Stock on the date of grant. A SAR may be exercised in whole or in such installments and at such times as determined by the Compensation Committee.

Performance Units

Performance units may be awarded to the participant subject to the provisions of the 2007 Plan and such other terms and conditions as the Compensation Committee may determine. Performance units give the participant the right to receive cash or Common Stock based upon the achievement of performance goals established by the Compensation Committee. These goals must exceed one year and are subject to the fulfillment of conditions that may be established by the Compensation Committee including, without limitation, the achievement of operational, financial or stock performance criteria.

Change in Control Provisions

In the event of a Change in Control, any awards granted under the 2007 Plan to any participant shall be immediately fully vested, fully earned and exercisable, and any Restriction Period shall terminate immediately.

Termination of Employment; Termination of Service

Stock Options and SARs.If an eligible employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, disability or retirement, the eligible employee (or personal representative in the case of death) shall be entitled to exercise all or any part of any (a) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), or (b) vested Nonqualified Stock Option or SAR during the remaining term. If an eligible employee’s employment terminates for any other reason, the eligible employee shall be entitled to exercise all or any part of any vested Option or SAR for a period of up to three months from such date of termination.

If an eligible director’s service with the Company, a Subsidiary or an Affiliated Entity terminates, the eligible director (or personal representative in the case of death) shall be entitled to exercise all or any part of any Nonqualified Stock Options or SARs which are otherwise exercisable on his date of termination of service during the remaining term of such award.

The Committee may, in its discretion, accelerate the vesting of any stock option or SAR in the case of termination of employment or service of a participant for any reason, including death, retirement, disability, or resignation, as the case may be. In no event shall any stock option or SAR be exercisable past the term established in the award agreement. Any vested stock option or SAR which is not exercised before the earlier of the dates provided above or its term, shall expire.

Restricted Stock Awards.Under the current Plan, the Committee may, in its discretion, (i) accelerate the vesting of a restricted stock award in the case of death or disability of an eligible employee or (ii) provide for early termination of any restriction period in the case of death, retirement, or resignation of an eligible director. Amendment No. 1 to the 2007 Plan provides that the Committee may also, in its discretion, accelerate the vesting of a restricted stock award in the case of death, retirement, or resignation of an eligible director. This change was made to account for the fact that pursuant to Amendment No. 1 to the 2007 Plan, restricted stock awards to eligible directors will no longer immediately vest.

In the case of retirement of an eligible employee, the vesting of a restricted stock award shall be accelerated as follows:

▪	no acceleration in the case of retirement within a period less than one year subsequent to the date of grant,
▪

acceleration of vesting of one-third (1/3) of the shares included in the restricted stock award in the case of retirement within a period greater than one year, but less than two years subsequent to the date of grant, and

▪

acceleration of vesting of two-thirds (2/3) of the shares included in the restricted stock award in the case of retirement within a period greater than two years, but less than three years subsequent to the date of grant.

  Unless otherwise accelerated pursuant to the terms of the relevant award agreement or by the Committee as set forth herein, all unvested restricted stock awards shall be forfeited upon termination of employment of the eligible employee or termination of service of the eligible director.

Amendments and Termination

The Board of Directors may alter, suspend or terminate the 2007 Plan at any time. The Board may amend the 2007 Plan, but may not, without shareholder approval, adopt any amendment which would (i) increase the total number of shares of Common Stock reserved for purposes of the 2007 Plan, except as specifically provided for in the 2007 Plan, (ii) materially modify the eligibility requirement for participation in the 2007 Plan, or (iii) materially increase the benefit or rights of any participant provided by the 2007 Plan. With the exception of repricing awards, the Compensation Committee may amend the terms of any award agreement, but no such amendment shall be allowed which is adverse to the rights of any participant without his or her consent.

Federal Income Tax Consequences

In the 2007 Plan, the following summary is a description of the federal income tax consequences to the participant and to us of the issuance and exercise of stock options, SARs, performance units, and restricted stock granted pursuant to the 2007 Plan. The summary does not purport to be complete, does not attempt to be a comprehensive description of all possible tax effects, and does not discuss state, local or non-U.S. tax consequences except as set forth below.

ISO’s. The grant of an ISO will not be treated as taxable income to the eligible employee for federal tax purposes, and will not result in a deduction for us for tax purposes, provided that no disposition is made by the eligible employee of the shares of Common Stock acquired pursuant to the ISO within two years after the date of grant of the ISO nor within one year after the date of issuance of shares of Common Stock to the eligible employee pursuant to the ISO. In general, on exercise of an ISO, the eligible employee will not recognize any taxable income, and we will not be entitled to a deduction for tax purposes, although exercise of an ISO may give rise to liability under the alternative minimum tax provisions of the Code. Upon the sale or exchange of the shares of Common Stock at least two years after the grant date of the ISO and one year after the exercise date of the ISO, the eligible employee will recognize long-term capital gain or loss based on the difference between (i) the amount realized upon the sale or other disposition of the purchased shares of Common Stock and (ii) the exercise price paid for such shares. If these holding periods are not satisfied, the eligible employee will recognize ordinary income (and we will be entitled to a deduction for tax purposes) in an amount equal to the difference between the exercise price and the lower of (i) the fair market value of the shares of Common Stock on the date the ISO was exercised or (ii) the sale price of such shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the eligible employee is also our officer, director or 10% shareholder. Any gain recognized by the eligible employee on such a premature disposition of the shares of Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain.

            Nonqualified Stock Options and Stock Appreciation Rights. No taxable income is reportable by the participant at the time a Nonqualified Stock Option or SAR is granted. Upon exercise, the amount by which the Fair Market Value of the purchased shares of Common Stock on the exercise date exceeds the exercise price of the option or SAR will generally be taxable to the participant as ordinary income and deductible by us for tax purposes. Upon disposition of the shares of Common Stock, appreciation or depreciation after the exercise date is treated as a short-term or long-term capital gain or loss to the participant and will not result in any deduction by us.

Restricted Stock. In general, a participant who receives a restricted stock award will recognize ordinary compensation income on the difference between the fair market value of the shares of Common Stock on the date when the shares are no longer subject to a substantial risk of forfeiture (as such term is defined in the Code) and any amount paid for the shares, and the Company will be entitled to a deduction for tax purposes in the same amount. Any gain or loss on the participant’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed.

If a participant receiving a stock award makes a timely election under Section 83(b) of the Code to have the tax liability determined at the date of grant rather than when the restrictions lapse, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of issuance of the stock and any amount paid for such stock, and we shall be entitled to a deduction at that time of the same amount treated as ordinary compensation income to the participant. If such an election is made, the participant recognizes no further amounts of compensation income upon the lapse of any restrictions, and any gain or loss on subsequent disposition will be long or short-term capital gain or loss to the participant. The Section 83(b) election must be made within thirty days from the time the restricted stock is issued to a participant.

Performance Units. The federal income tax consequences of performance units will very depending upon the individual structure of the award. Generally, the performance unit will be taxable upon payment.

Deductibility of Compensation. The 2007 Plan has been designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, and accordingly, we anticipate that any compensation deemed paid by us to our executive officers as a result of stock options or restricted stock will remain deductible by us and will either (a) not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers or (b) will not cause such limit to be exceeded.

Withholding. No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any stock option or other award under the 2007 Plan, the participant shall pay to us, or make any arrangements satisfactory to the Compensation Committee regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by us, withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. Generally, we will not withhold any amount from awards made to directors in such capacity, as those awards are treated as self-employment income, and, as such, are not subject to withholding.

Awards Pursuant to the 2007 Plan

All future awards under the 2007 Plan will be at the discretion of the Compensation Committee. Therefore should Amendment No. 1 to the 2007 Plan receive shareholder approval, no executive officers or directors, nor any other participant, would be guaranteed an award.

Required Vote to Adopt Amendment No. 1 to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan

            Approval to adopt Amendment No. 1 to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF Amendment No. 1 to THE ATWOOD OCEANICS, INC. 2007 LONG-TERM INCENTIVE PLAN.

ITEM 3 - PROPOSAL TO ADOPT AMENDMENT NO. 1 TO THE AMENDED AND RESTATED CERTIFICATE OF FORMATION

General

Our Amended and Restated Certificate of Formation authorizes the issuance of a total of fifty-one million (51,000,000) shares of capital stock, consisting of fifty million (50,000,000) shares of Common Stock, each with a par value of $1.00 per share, and one million (1,000,000) shares of Preferred Stock, each with no par value. As of the date of this Proxy Statement, 31,704,740 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. In addition, as of the date of this Proxy Statement, we had 941,901 shares of Common Stock subject to outstanding stock options and 1,769,304 shares of Common Stock reserved for issuance pursuant to future grants under the 2007 Plan. Our total Common Stock share requirement as of the date of this Proxy Statement is approximately 34,415,950 shares, or the Share Requirement.

General

On December 7, 2007, our Board of Directors approved, subject to approval of our shareholders, proposed Amendment No. 1 to the Amended and Restated Certificate of Formation in order to increase the total number of authorized shares of our Common Stock from fifty million (50,000,000) to ninety million (90,000,000). Proposed Amendment No. 1 to the Amended and Restated Certificate of Formation is set forth in full in Appendix D.

Proposed Amendment No. 1 to the Amended and Restated Certificate of Formation, will become effective upon filing with the Texas Secretary of State. The authorized but unissued shares of Common Stock would be available for issuance from time to time for such purposes and for such consideration as our Board of Directors may determine to be appropriate without further action by the shareholders, except for those instances in which approval is required by Texas law or the rules of any national securities exchange or automated quotation system on which shares of our Common Stock are then listed or traded. Our shares of Common Stock are currently listed on the New York Stock Exchange.

Purpose

The Board of Directors believes that it is in our best interest to increase the total number of authorized shares of Common Stock so that it may have greater flexibility in issuance of shares of Common Stock. In particular, the Board of Directors would like to have a sufficient number of shares of Common Stock available to effect a two-for-one stock split in the form of a stock dividend of one share of Common Stock for each share of Common Stock outstanding on the record date for such stock split, which has not yet been determined. The Board of Directors believes that a stock split would be in our best interest and that of our shareholders because it would be expected to place the market price of our Common Stock in a range that is more attractive to investors and may result in improved liquidity and enhanced trading volume for our Common Stock. The record date of any future stock split would be based in part on market factors, and therefore, no definite record date has been determined and no stock split declared.

            Based on our Share Requirement, we do not have a sufficient number of authorized shares of Common Stock to effect a two-for-one stock split. Therefore, the Board of Directors approved, subject to shareholder approval, the increase of the total number of authorized shares of Common Stock from fifty million (50,000,000) to ninety million (90,000,000). The Board of Directors believes that a total of ninety million (90,000,000) authorized shares of Common Stock would be sufficient to effect a two-for-one stock split and to meet our business needs as they arise without the expense or delay of a special meeting of shareholders to approve additional increases in authorized shares of Common Stock at such time. Such business needs may include other future stock dividends or splits, equity financings, acquisitions, new or current stock incentive plans and other proper corporate purposes identified by the Board of Directors in the future. No increase in the total number of authorized shares of Preferred Stock is proposed.

Effect on Rights of Shareholders

The additional shares of authorized Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock currently issued and outstanding. Any future issuance of Common Stock would remain subject to shareholder approval if required by Texas law or the rules of any national securities exchange or automated quotation system on which shares of our Common Stock are then listed or traded. Our shares of Common Stock are currently listed on the New York Stock Exchange.

Other than as permitted or required under the Company’s existing stock incentive plans and outstanding securities, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of Common Stock for any purposes other than the two-for-one stock split discussed above. The Company reserves the right to seek a further increase in the total number of authorized shares of Common Stock from time to time in the future as considered appropriate by the Board of Directors.

Required Vote for Approval of Amendment No. 1 to the Amended and Restated Certificate of Formation

Approval of the increase in the total number of authorized shares of Common Stock from fifty million (50,000,000) to ninety million (90,000,000) pursuant to Amendment No. 1 to the Amended and Restated Certificate of Formation requires the affirmative vote of the holders of two-thirds (2/3) of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” Approval of AMENDMENT NO. 1 TO THE AMENDED AND RESTATED CERTIFICATE OF FORMATION.

ITEM 4 - PROPOSAL TO RATIFY THE COMPANY’S EARLY ELECTION TO BE GOVERNED BY THE TEXAS BUSINESS ORGANIZATIONS CODE

General

At our annual shareholder meeting on February 8, 2006, our shareholders approved the adoption of our Amended and Restated Certificate of Formation. The Board of Directors believed it to be in our best interest to early elect to be governed by the Texas Business Organization Code, or TBOC, which went into effect January 1, 2006, and which would apply to the Company on January 1, 2010 without regard to early election. In connection with the early election to be governed by the TBOC, the Board of Directors had approved, subject to shareholder approval, the adoption of the Amended and Restated Certificate of Formation to, among other things, conform to changes in law effected by the TBOC. The Texas legislature has since clarified that they intended to require shareholder approval to early elect to be governed by the TBOC. While we believe the early election to be governed by TBOC was properly made at the time of such election and that our shareholders did in fact approve such early election by approving the adoption of our Amended and Restated Certificate of Formation, we are seeking shareholder ratification of the early election to be governed by the TBOC. Failure of the shareholders to ratify the early election to be governed by the TBOC will have no effect as the Company has already made the election and there is no stated procedure to reverse the election, and even if the Company undertook to reverse the early election, the TBOC will apply to the Company on January 1, 2010 in any event.

Required Vote for Ratification of the Company’s Early Election to be Governed by the TBOC

Ratification of the Company’s early election to be governed by the TBOC requires the affirmative vote of the holders of a two-thirds (2/3) of the shares of Common Stock present or requested by proxy and certified to vote of a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE COMPANY’S EARLY ELECTION TO BE GOVERNED BY THE TBOC.

Compensation Discussion and Analysis

Compensation Policies for Executive Officers

Philosophy

Our executive compensation policies are designed by the members of our Compensation and Human Resources Committee of our Board of Directors (the “Committee”) to provide competitive levels of compensation commensurate with performance, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives. Our policies seek to align executive compensation with our objectives, business strategy and financial performance. In applying these policies, we seek to:

•	reward executives for long-term strategic management and the enhancement of shareholder value;
•	support an environment that rewards performance with respect to our goals, as well as our performance relative to our competitor companies;
•	integrate compensation programs with our short and long-term strategic plans;
•	attract and retain key executives critical to our long-term success; and
•	align the interests of executives with the long-term interests of shareholders through equity awards.

Business Context and Peer Group

We are engaged in international offshore drilling and the completion of exploratory and developmental oil and gas wells.

The international offshore drilling services business is highly competitive with numerous participants and the competition for hiring talented individuals in the international offshore drilling industry has been steadily growing, making it increasingly difficult to attract and retain employees on our rigs and in our offices. Therefore, it is more imperative than ever that each element of our compensation be competitive, while still demanding of our employees the extra effort that returns value to our shareholders.

Our primary competitive market for talent includes other companies in the energy industry (oil and gas companies, offshore drilling companies, and other energy services companies) of similar market value, size, operating complexity and growth potential (our “peer group”). With assistance from our professional consultants, we have determined that our peer group for compensation purposes in fiscal year 2007 was: Bronco Drilling Company Inc., Dril-Quip Inc., GulfMark Offshore, Inc., Hercules Offshore Inc., Parker Drilling Co., Petroleum Development Corp., RPC Inc., Swift Energy Co. and Todco. The composition of the peer group is periodically reviewed and updated by the Committee with assistance from our professional consultant. As further discussed below, we received studies from our professional consultants, including salary and bonus compensation data, as well as the nature and amount of stock awards given, based on our peer group. This data is used by our Committee in determining the salary, bonus and amount of stock incentives to award our executives.

Administration and Oversight of the Executive Compensation Program

Our executive compensation program is administered by the members of our Committee. The Board of Directors who are members on our Committee are independent as required by the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. No member of the Committee has a relationship to the Company that may interfere with the exercise of his or her independent judgment, as such independence is defined by New York Stock Exchange Listing Standards, and all of the Committee members are "non-employee directors" as that term is defined under the Securities and Exchange Commission Rule 16b-3 and "outside directors" as that term is defined for the purposes of the Internal Revenue Code, section 162(m). The Committee currently consists of four members: George S. Dotson, who is the chairman, Deborah A. Beck, Robert W. Burgess and James R. Montague. The Committee’s responsibilities include, but are not limited to, the following:

•	making recommendations to the Board regarding both long and short term incentive compensation and equity-based plans for all employees of the Company;
•	recommending to the Board the compensation of non-employee directors of the Company;
•

reviewing and approving Company goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer's performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer's compensation level based on this evaluation;

•

producing a Committee report on executive compensation as required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated herein or set forth in future resolutions of the Board.

             For fiscal year 2007, the Committee engaged Longnecker & Associates (“L&A”) as its professional consultant. The Committee felt it was beneficial to have independent third party analysis and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Committee took into consideration the discussions and guidance from L&A, as well as the compensation studies created and assembled by L&A, in the analysis it used in making its competitive compensation decisions.

Overall Targets

              In creating its report to the Committee, L&A first determined our peer group, as discussed above, based upon market studies and information provided by the Company, and the Committee agreed with the selection of our peer group. L&A then reviewed the total direct compensation (base salary, annual incentives, and long-term incentives) for our executive officers and assessed the competitiveness of our executive compensation based on size and performance as compared to our peer group and as compared to published survey data on companies in the oil and gas wells drilling and services industry with annual revenue levels similar to our projected fiscal year 2007 revenues. Historically, we have aimed to pay our executives at a level that generally approximates the 50th percentile of overall total compensation for similarly situated executives at the reviewed companies. We believe that this level of compensation has enabled us to attract and retain quality executives while allowing us to keep compensation costs manageable, producing a good return for our shareholders.

               The L&A report concluded that, overall, base salaries and direct total compensation for our executive officers are closely aligned with the 50th percentile of the surveyed companies, and that our process for determining executive compensation is well aligned with shareholder interests. Based upon our analysis of the L&A report, we believe that our total compensation package remains within our target levels.

Compensation Program Components

In order to implement our compensation philosophy, as described above, we have developed a straightforward compensation package consisting of:

•	base salary;
•	discretionary annual bonus;
•	long-term stock incentive awards;
•	severance and change-in-control arrangements;
•	perquisites; and
•	benefits

             Each element of our compensation package serves a particular purpose and the balance of these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. We also used the L&A report in our analysis of the balance of these components as compared to our peer group. Based upon our review of the L&A report, while our annual discretionary bonuses are higher than our peer group and our long-term stock incentives are smaller in value than our peer group, we believe that the elements of our compensation package are in line with those offered by our peers, continuing to provide competitive compensation to our executives.

Base Salary

             We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salaries are conservatively set to recognize individual performance while attempting to compensate for market movement of salaries in our peer group, which is why our target position for salary is the 50th percentile of our peer group, although individual circumstances can allow for certain positions to be above or below this percentile. Generally, we review salary levels for our executive officers annually after the end of each fiscal year based on a variety of factors, including individual performance, general levels of market salary increases, our company’s overall financial condition and industry conditions.

Discretionary Annual Bonus

We provide incentive compensation to our executive officers and other key employees in the form of a discretionary annual bonus relating to financial and operational achievements during the prior fiscal year for the purpose of retaining and motivating them. The amounts of the bonuses are determined by the Committee and are primarily based upon our analysis of the person’s job performance and his or her specific accomplishments during the preceding fiscal year. The bonus amounts are linked to the achievement of Company-wide goals and are designed to put a significant portion of total compensation at risk, especially for our top executive officers, with a greater portion of total compensation at risk the more senior the executive. The Committee seeks input from the CEO on executive officer performance and internal equity. The Committee also takes into consideration the results of key strategic metrics related to safety, health, environment and security, financial performance and operational excellence. See the Analysis section below for a further discussion of these metrics.

Individual named executive officers may be awarded a discretionary annual bonus with a minimum multiple of 0.5 to a maximum multiple of 2.0 times a fixed percentage of their base salary, which in calendar year 2007 ranged from 40% to 65% for our named executive officers.

Long-Term Stock Incentive Awards

Pursuant to our shareholder–approved Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”), the Committee has the ability to grant options, restricted stock awards, stock appreciation rights and performance units to eligible employees and grant nonqualified stock options, restricted stock awards, stock appreciation rights and performance units to eligible directors. The 2007 Plan is designed to motivate participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to the Company’s success. The determination of the size and type of award granted is based on the level and contribution of the intended recipient, as well as the results of the key strategic metrics related to safety, health, environment and security, financial performance and operational excellence. For fiscal year 2007, the Committee awarded restricted stock and stock options to our named executive officers, which was primarily designed to tie a portion of each executive’s compensation to long-term future performance of the Company. As we believe that stock ownership by management through stock-based compensation arrangements is beneficial in aligning management’s and shareholders’ interest, the value of these awards will increase or decrease based upon the future price of our Common Stock.

Severance and Change-In-Control Arrangements

The Company has established the Atwood Oceanics, Inc. Retention Plan for Certain Salaried Employees (the “Retention Plan”) , which has a one-year term and is adopted annually, as well as Executive Agreements with Messrs. Irwin, Holland and Kelley (the “Executive Agreements”) in order to secure the interests of our shareholders in the event of a change-in-control of the Company by encouraging certain valued employees to remain employed with the Company during that period of financial uncertainty preceding and following the change-in-control. We feel that this protection helps minimize turnover of our executive talent and ensures that our executive’s attention remains focused on the Company’s and our shareholders’ interests. Other than the Retention Plan and Executive Agreements, there are no severance agreements with executive officers.

             In the event of a change-in-control, any outstanding awards granted to any participant under the 2007 Plan or any prior stock incentive plans are immediately fully vested, fully earned and exercisable, if an option, and any restriction period terminates immediately.

For further information regarding our change-in-control arrangements see “Potential Payments upon Termination or Change-In-Control” on page 22 of this proxy.

Perquisites

The Company provides each of our named executive officers a membership to a luncheon and exercise facility.

Benefits

The named executive officers participate in the Company’s other benefit plans on the same terms as other employees, except for an increase in medical and life insurance benefits and the participation in the Rabbi Trust. The increased medical and life insurance benefits to our named executive officers is due to competitive considerations and the importance of each of them to our long term success. Other benefits include a defined contribution plan, or 401(k) plan, for which the Company matches up to 10% of the first 5% of salary contributed by the employee. The Chief Executive Officer and his direct reports, including all of our named executive officers, are able to participate in an additional plan (the “Rabbi Trust”) which allows contribution of amounts in excess of the allowable amount under our 401(k) plan. All amounts paid to the Rabbi Trust must be withdrawn within five years of the participant’s retirement.

Analysis

In determining executive compensation for fiscal year 2007, as noted above, the Committee first relied upon the L&A report to determine our peer group, overall compensation levels, and the elements of our compensation package. Then the Committee turned to the determination of the individual levels of compensation for each executive for each element of our compensation package. In making this analysis, the Committee next considered our overall historical performance and our future objectives. The Committee has established a number of key strategic metrics related to financial and operational performance. The measures for financial performance included:

•	gross revenue,
•	earnings before income tax, depreciation and amortization,
•	return on equity,
•	income tax,
•	stock price performance, and
•	operating margin.

For benchmark comparison purposes in fiscal year 2007 the Committee evaluated the Company’s above measures for financial performance against the following “metrics peer group”: Diamond Offshore Drilling, Inc., ENSCO International, Inc., GlobalSantaFe Corporation, Noble Corporation, Pride International, Inc., Rowan Companies, Inc. and Transocean, Inc.

The measures for operational performance included:

•	the number and severity of safety, operational and/or security incidents,
•	superior results for environmental impact,
•	rig utilization, and
•	rig downtime.

Rig downtime is assessed based upon whether the downtime is due to repairs, operational incidents, or lack of contract, and whether the downtime is at a repair rate or at zero rate. Most of these measures are compared to both Company targets and performance in prior fiscal years as well as to industry benchmarks. With these key strategic metrics in mind, the Committee set goals such as 100% rig utilization, no zero rate downtime and zero operational incidents for fiscal year 2007, which goals were communicated to the named executive officers at the beginning of fiscal year 2007. As we pride ourselves on our safety record, although operational incidents during fiscal year 2007 were below our peer group average we had a greater number of incidents than in prior years, which factor was taken into consideration by the Committee when determining the discretionary annual bonus.

In addition to these objective measures, the Committee included a more subjective analysis of actions taken by the executive officers to benefit the long term goals of the Company. Such matters as succession planning, executive development, employee satisfaction, and reputation among customers were included in this part of the analysis, particularly for Mr. Irwin, our Chief Executive Officer.

When setting base salary and bonus targets for fiscal year 2007, the Committee recognized that our performance in fiscal year 2006 and the market environment as a whole supported continued improvements in cash flows which were expected to, and did, lead to earnings at historic levels for fiscal year 2007. Nevertheless, the Committee recognized that superior individual performance in fiscal 2007 would be necessary to achieve the Company’s desired financial results. The Committee established the percentage of base salary which determines the annual discretionary bonus target for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact our success, with the multiplier determined by the individual and Company performance.

At the end of fiscal 2007, the Committee reviewed the results of the strategic metrics discussed above, considering both historical and benchmark results. The Committee also reviewed the competitive information provided by L&A and again obtained input from L&A on the process used to determine compensation and on the specific compensation actions. After further consultation with L&A, we believe that the results of the compensation actions were well aligned with performance, with the marketplace midpoint, and with shareholder interests, although the fiscal year 2007 bonuses awarded were slightly higher than in our peer group. The Committee also sought input from the CEO on individual named executive officer performance and internal equity.

Based on the Committee’s analysis of its goal and objectives described above, the Committee set fiscal year 2007 base salaries as follows:

Name	Title	Fiscal Year 2007 Base Salary	Percent Increase from Fiscal Year 2006 Base Salary
John R. Irwin	President and Chief Executive Officer	$438,040	5%
James M. Holland	Chief Financial Officer, Senior Vice President and Secretary	$255,960	5%
Glen P. Kelley	Senior Vice President – Marketing and Administration	$249,920	5%
Alan Quintero	Vice President – Engineering	$211,730	13%
Darryl Smith	Vice President – Operations	$209,190	14%

The larger increases in salary for Messrs. Quintero and Smith from fiscal year 2006 to 2007 reflect their promotions to senior management to align their compensation with similarly situated executives within our peer group.

Based upon fiscal year 2007 performance, the Committee awarded stock options and restricted stock awards to our named executive officers as follows:

Name	Stock Options Awarded in December 2007	Restricted Stock Awarded in December 2007	Total
John R. Irwin	18,280	5,364	23,644
James M. Holland	5,476	2,684	8,160
Glen P. Kelley	5,476	2,236	7,712
Alan Quintero	3,664	7,108	10,772
Darryl Smith	2,284	896	3,180
TOTAL	35,180	18,288	53,468

A total of 53,468 stock options and shares of restricted stock were awarded to our named executive officers in December 2007, all of which except for 5,320 shares of restricted stock awarded to Mr. Quintero, relates to fiscal year 2007 performance. The Committee believes the awards are reasonable in relation to our peer group and also support a goal of tying a portion of each executive’s compensation to long-term future performance of the Company. The Committee sets the size of the awards based upon the fair market value of our Common Stock on the date of grant, based in part upon Company and individual performance for fiscal year 2007 as well as our long term goals. The Committee determined a ratio of allocation between stock options and shares of restricted stock, ranging from approximately 2 to 3.4 stock options to each share of restricted stock.

As part of succession planning, the Committee granted a group of upper management special one-time awards of restricted stock in order to encourage retention. These awards have four year vesting and may not be accelerated for any reason other than change-in-control. Mr. Quintero was the only named executive officer included in the group, which accounts for 5,320 shares of restricted stock awarded to him.

Based on the Committee’s analysis of its goals and objectives, the Committee set fiscal year 2008 base salaries and awarded bonuses in December 2007 as follows:

Name	Bonus Awarded in December 2007	Fiscal Year 2008 Base Salary	Percent Increase from Fiscal Year 2007 Base Salary
John Irwin	$520,000	$470,930	8%
James Holland	225,000	274,820	7%
Glen Kelley	194,000	268,060	7%
Alan Quintero	123,000	233,370	10%
Darryl Smith	109,000	233,370	12%

For fiscal year 2007 the fixed percentage of calendar year base salary for purposes of determining discretionary bonuses were 65% for Mr. Irwin, 48% for Messrs. Holland and Kelley and 40% for Messrs. Quintero and Smith. As previously discussed, the Committee believes that the more senior an executive, the greater percentage of compensation should be at risk, which accounts for the difference among percentages.

            No named executive officer received the entire multiple of 2 times their percentage base salary for fiscal year 2007 as Messrs. Irwin and Holland received a multiple of 1.8, Mr. Kelley a multiple of 1.6, Mr. Quintero a multiple of 1.4 and Mr. Smith a multiple of 1.25. The multiple is based upon both Company and individual performance, with individual performance based upon the named executive officer’s primary area of responsibility, except in the case of Mr. Irwin. For Mr. Irwin, the Committee considered both his individual performance as well as the individual performance of each of his direct reports, including the other named executive officers. As Chief Executive Officer, the Committee believes that it is appropriate to hold him accountable for the performance of his direct reports in addition to his own performance.

The fiscal year 2008 base salary increases were based on both fiscal year 2007 performance of the Company as a whole and peer group competitiveness.

Chief Executive Officer Compensation

Mr. Irwin’s compensation is determined in the same manner as the other executive officers except that the Committee looks not only at his performance but also takes into account the performance of each person who directly reports to him as discussed above. The Committee also placed a higher emphasis on succession planning and executive development when determining Mr. Irwin’s compensation package. In establishing Mr. Irwin’s base salary for fiscal year 2008, the Committee assessed his then current base salary compared to the Company’s performance in fiscal year 2007, market information and his fiscal year 2007 performance. The Committee considered that Mr. Irwin’s base salary, based on the L&A report, was below the market median. Mr. Irwin was granted a salary increase to be effective on January 1, 2008 of approximately 8%, and was awarded a bonus at 119% of his fiscal year 2007 base salary based on his individual performance, the performance of those who report directly to him, the Company’s performance in fiscal year 2007 and the market environment as a whole, which supported continued improvements in cash flows and which experienced earnings at historic levels. The Committee in December 2007 also awarded Mr. Irwin stock options to purchase 18,280 shares of Common Stock plus a restricted stock award of 5,364 shares of Common Stock. The Committee based this award assessment on Mr. Irwin’s leadership in achieving operating results and major strategic accomplishments.

Based on the Company's performance in fiscal year 2006 coupled with an improving market environment supporting continuing improvements in cash flows and earnings at historic levels, Mr. Irwin was awarded a bonus of $370,000 relating to fiscal year 2006 performance in December 2006, which fell into fiscal year 2007. Similarly, Mr. Irwin was also granted a salary increase effective on January 1, 2007 of approximately 5%. The Committee in December 2006 also awarded Mr. Irwin stock options to purchase 23,000 shares of Common Stock plus a restricted stock award of 13,000 shares of Common Stock. The Committee based this award on its subjective assessment of Mr. Irwin's performance as Chief Executive Officer and President as well as his service as a Company director.

The Committee reviewed similar considerations for each of the other named executives, keeping in mind the targeted compensation levels in our compensation philosophy and using the analysis described above.

Tax Considerations

      Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income purposes. Due to exercising stock options during fiscal year 2007, the compensation levels for Messrs. Irwin and Kelley were above the $1 million threshold. M essr s. Irwin and Kelly’s total compensation relating to fiscal year 2007 performance exceeded $1 million by approximately $4.2 million and $3.0 million, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in its proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

                                            George S. Dotson - Chairman of the Compensation Committee

Deborah A. Beck - Compensation Committee Member

Robert W. Burgess - Compensation Committee Member

James R. Montague - Compensation Committee Member

COMPENSATION OF MANAGEMENT
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John R. Irwin President and Chief Executive Officer	2007	438,040	370,000	353,810	632,700	---	187,200	98,100	2,079,850
James M. Holland Senior Vice President, Chief Financial Officer and Secretary	2007	255,960	155,000	160,360	215,600	---	54,000	47,290	888,210
Glen P. Kelley Senior Vice President Marketing and Administration	2007	249,920	150,000	160,360	215,600	---	16,300	45,580	837,760
Alan Quintero Vice President Engineering	2007	211,730	70,000	117,740	97,000	---	5,060	29,880	531,410
Darryl R. Smith Vice President Operations	2007	209,190	70,000	78,790	92,150	---	23,040	36,770	509,940

GRANTS OF PLAN-BASED AWARDS
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares of stock or units (#) (A)	All other option awards: number of securities underlying options (#) (B)	Exercise or base price of option awards ($/Sh)	Grant – Date Value of Stock Awards ($) (C)	Grant – Date Value of Option Awards ($) (D)
John R. Irwin	12/7/2006	---	---	---	---	---	---	13,000	23,000	49.97	649,610	543,720
James M. Holland	12/7/2006	---	---	---	---	---	---	6,200	4,300	49.97	309,814	101,652
Glen P. Kelley	12/7/2006	---	---	---	---	---	---	6,200	4,300	49.97	309,814	101,652
Alan Quintero	12/7/2006	---	---	---	---	---	---	4,200	3,000	49.97	209,874	70,920
Darryl R. Smith	12/7/2006	---	---	---	---	---	---	3,000	1,000	49.97	149,910	23,640
_______________

(A) The awards were made pursuant to our Amended and Restated 2001 Plan (the “2001 Plan”), which is no longer active, and vest at the end of three years from the date of grant, based on the passage of time and the continued employment of the named executive, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.

(B) The options were granted for a term of ten (10) years (pursuant to our 2001 Plan), subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Twenty-five percent (25%) of such options become exercisable at each of one (1) year, two (2) years, three (3) years and four (4) years, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of shares of Common Stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of Common Stock.

(C) The amounts disclosed in this column represents the aggregate FAS 123 (R) grant date fair value of the restricted stock awards granted to each named executive officer.

(D) The amount disclosed in this column represents the aggregate FAS 123 (R) grant date fair value of non-qualified stock options granted to each named executive officer.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2007
	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards number of securities underlying unex ercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John R. Irwin	0	20 ,000	---	13.50	12/ 3/2013	---	---	---	---
	40,000	40,000	---	24.62	12/ 1/2014	---	---	---	---
	5,250	15,750	---	37.15	1 1/30/2015	---	---	---	---
	---	23,000		49.97	12/ 6/2016	---	---	---	---
				---	--	27,000	2,067,120	---	---
	45 ,250	98 ,750	---			27,000	2,067,120	---	---

James M. Holland	0	10,0 00	---	13.50	12/ 3/2013	---	---	---	---
	15,000	15,000	---	24.62	12/ 1/2014	---	---	---	---
	1,500	4,500	---	37.15	1 1/ 30 /2015	---	---	---	---
	---	4,300		49.97	12/ 6/2016	---	---	---	---
						12,200	934, 032	---	---
	16 ,5 00	33 ,8 00	---			12,200	934, 032	---	---

Glen P. Kelley	30,000	---	---	15.38	9/1 1/2012	---	---	---	---
	30,000	10,000	---	13.50	12/ 3/2013	---	---	---	---
	15,000	15,000	---	24.62	12/ 1/2014	---	---	---	---
	1.500	4,500	---	37.15	1 1/ 30 /2015	---	---	---	---
	---	4,300	---	49.97	12/ 6/2016	---	---	---	---
						12,200	934, 032	---	---
	76,500	33,800	---			12,200	934, 032	----	---

Alan Quintero	8,750	---	---	18.88	12/ 1/2009	---	---	---	---
	1,250	---	---	15.35	12/ 6/2010	---	---	---	---
	2,000	---	---	16.08	9/ 5/2011	---	---	---	---
	8,000	---	---	15.38	9/1 1/2012	---	---	---	---
	11,250	3,750	---	13.50	12/ 3/2013	---	---	---	---
	7,500	7,500	---	24.62	12/ 1/2014	---	---	---	---
	500	1,500	---	37.15	1 1/ 30 /2015	---	---	---	---
	---	3,000	---	49.97	12/ 6/2016	---	---	---	---
						9,000	689 ,040	---	---
	39,250	15,750	---			9, 000	689 ,040	---	---

Darryl R. Smith	0	5,00 0	---	13.50	12/ 3/2013	---	---	---	---
	0	6,500	---	24.62	12/2 12014	---	---	---	---
	500	1,500	---	37.15	1 1/ 30 /2015	---	---	---	---
	---	1,000	---	49.97	12/ 6/2016	---	---	---	---
						6,000	459,360	---	---
	500	14 ,000	---			6,000	459,360	---	---

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John R. Irwin	240,000	11,060,763	---	---
James M. Holland	99,800	4,559,027	---	---
Glen P. Kelley	76,000	3,587,858	---	---
Alan Quintero	23,250	676,135	---	---
Darryl R. Smith	16,750	570,890	---	---

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive contributions in Fiscal Year 2007 ($) (A)	Registrant contributions in Fiscal Year 2007 ($) (A)	Aggregate earnings in in Fiscal Year 2007 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at September 30, 2007 ($) (A)
John R. Irwin	411,120	67,370	187,200	---	1,838,430
James M. Holland	170,650	26,020	54,000	---	711,100
Glen P. Kelley	7,000	14,000	16,300	---	107,160
Alan Quintero	26,760	17,460	5,060	---	60,250
Darryl R. Smith	14,130	9,496	23,045	---	162,190
____________ (A) Contributions were made to the Rabbi Trust.

Non-Employee Director S Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($) (A)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Deborah Beck	48,500	60,000	---	---	---	---	108,500
Robert Burgess	48,500	60,000	---	---	---	---	108,500
George Dotson	53,500	60,000	---	---	---	---	113,500
Hans Helmerich	37,000	60,000	---	---	---	---	97,000
James Montague	44,500	60,000	---	---	---	---	104,500
William Morrissey	51,000	60,000	---	---	---	---	111,000
Total	283,000	360,000					643,000

______________
(A) Pursuant to our existing 2007 Plan, each of our non employee directors was awarded restricted stock during fiscal year 2007 equivalent to the number of shares of Common Stock valued at $60,000 on the dates of grant. Of these awards, $40,000 vest immediately to each eligible Director but have a three-year restriction period on ownership transfer. The remaining $20,000 does not vest until the end of three years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company entered into Executive Agreements on September 18, 2002, with Messrs. Irwin, Holland and Kelley. The Executive Agreements address the terms of executive employment and compensation in the event of a termination of employment due to a change of control in our ownership. The Executive Agreements state that a change in control occurs in the event of (a) an acquisition or formal tender offer by any individual, entity or group of beneficial ownership of twenty percent (20%) of (i) the then outstanding shares of our Common Stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (certain exceptions apply); (b) a sale of substantially all of our assets; or (c) a change of the majority of the members of our Board of Directors. In the event of a change of control, Messrs. Holland and Kelley shall remain in the employ of the Company following such change of control for one year and six months and Mr. Irwin shall remain in the employ of the Company for two years and six months following such change in control. During such employment terms, the executive shall receive his base salary, annual bonus, incentive, savings and retirement plan benefits, welfare plan benefits, executive life insurance benefits, indemnification, expense reimbursement, and vacation commensurate with those benefits that the executive enjoyed prior to the change in control. In the event their employment is terminated within such time period, depending upon the circumstances of termination, they may be entitled to a severance payment generally equal to the salary and bonus for the remainder of such period. The Executive Agreements each have three (3) year “evergreen” terms in that they automatically extend so as to cover a three (3) year period from any date then in effect unless we give notice to the executive that the term will no longer be so extended.

Compensation AND HUMAN RESOURCES Committee Interlocks and Insider Participation

Ms. Beck and Messrs. Burgess, Dotson and Montague, the current members of the Compensation and Human Resources Committee, were the only persons who served on this Committee during the 2007 fiscal year.

No member of our Compensation and Human Resources Committee of the Board of Directors was, during the 2007 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by us under Item 404 of Regulation S-K, except for the current relationship of Mr. Helmerich and prior relationship of Mr. Dotson with H&P and H&PIDC.

During the Company's 2007 fiscal year, no executive officer of the Company served as (i) a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation and Human Resources Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation and Human Resources Committee, or (iii) a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

CONTRIBUTIONS TO TAX EXEMPT ORGANIZATIONS

We have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

AUDIT COMMITTEE CHARTER

The Audit Committee is composed of four (4) non-employee independent Directors and is established in accordance with section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that Mr. Burgess is the Audit Committee’s financial expert. The members of the Audit Committee are governed by a written Charter duly adopted by the Board of Directors, which requires their independence from management of the Company and their freedom from any other relationship which would interfere with their independent judgment as required by the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. The members of the Audit Committee are also required to be "non-employee directors" as that term is defined under the SEC Rule 16b-3. The Board of Directors has made a determination that all of the members of the Audit Committee meet the Audit Committee Charter membership requirements, including that of independence. The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates. Mr. Dotson retired from H&P during fiscal year 2006. Prior to his retirement from H&P, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate. Further, the Board of Directors believes that Mr. Dotson’s membership on the Audit Committee is in the best interests in the Company due to his expertise, experience, and tenure as a director of the Company. The Audit Committee Charter is posted on our website, www.atwd.com

Report of the Audit Committee of the Board of Directors of Atwood Oceanics, Inc.
The Board of Directors

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent Registered Public Accounting Firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements. As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors. The Audit Committee met in person two (2) times, with an additional four (4) conference call meetings, during fiscal year 2007. At various times during the 2007 fiscal year, the Audit Committee met with PwC and the internal auditors, with and without management present.

In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, with management and PwC.

This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;
•

The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The clarity and completeness of financial disclosures;
•	The adequacy of internal controls that could significantly affect the Company’s financial statements;
•	Items that could be accounted for using alternative treatments within GAAP and the treatment preferred by PwC;
•	Any internal control points raised by PwC during its audit of the Company’s financial statements; and
•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

We have discussed with the independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent Registered Public Accounting Firm required by Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, by the Independence Standards Board, and have discussed with the auditors their independence. We reviewed the independence of PwC from the Company and its management and reviewed and approved the Company’s policies regarding the provision of non-audit services by PwC to the Company and the hiring of employees of PwC by the Company.

As the Audit Committee, we recommended to the Board of Directors the selection of PwC as the Company’s independent Registered Public Accounting Firm. Additionally, we

•	reviewed the scope of an overall plan for the annual audit and the internal audit program;
•	approved fees for all services provided by PwC;
•	reviewed the adequacy of certain financial policies;
•	considered PwC’s quality control procedures;
•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance; and
•	reviewed significant legal developments.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 to be filed with the Securities and Exchange Commission.

Audit Committee

William J. Morrissey, Chairman
Robert W. Burgess, Member (Financial Expert)
Deborah A. Beck, Member
George S. Dotson, Member

November 28, 2007

Notwithstanding SEC filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this Proxy Statement) in their entirety, the Report of the Audit Committee shall not be incorporated by reference into such filings and shall not be deemed to be “filed” with the SEC except as specifically provided otherwise or to the extent required by Item 306 of Regulation S-K.

FISCAL YEAR 2007 AUDIT FIRM FEE SUMMARY

During fiscal years 2007 and 2006, PwC was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2007	2006
Audit Fees Audit-Related Fees (A) Tax Fees All Other Fees (B) Total	$ 960,471 $ -- $ -- $ 2,000 $ 962,471	$ 1,273,132 $ 20,200 $ ---- $ 2,000 $ 1,295,332

___________

(A)	For fiscal year 2006, these fees related to statutory audit services provided in one of our foreign locations.
(B)	Software licensing fees.

The Audit Committee approves the engagement of an independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement. The Audit Committee has adopted a pre-approval policy which allows management to engage PwC to provide certain services not to exceed $25,000. Our pre-approval policy requires that the Audit Committee be informed of each service and does not include delegation of Audit Committee responsibilities to management. In fiscal year 2007, there were no fees for services provided pursuant to the Audit Committee’s pre-approval policy.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2007, all of which have been approved by our shareholders:

Number of shares of Common Stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of Common Stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)
881,388	$24.54	1,997,636

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent (10%) shareholders are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2006 through September 30, 2007, all filing requirements applicable to our officers, directors and greater than ten-percent (10%) beneficial owners were complied with.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC audited our financial statements for the years ended September 30, 2007, 2006 and 2005, and has been selected to audit our financial statements for the year ended September 30, 2008. PwC will have representatives present at the shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Proposals of our shareholders intended to be presented for consideration at the Annual Meeting of our Shareholders to be held in February 2009 must be received by us no later than September 17, 2008 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting. If notice of any shareholder proposal not eligible for inclusion in our proxy statement and form of proxy is given to us after December 1, 2008, then proxy holders will be allowed to use their discretionary voting authority on such shareholder proposal when the matter is raised at such meeting.

OTHER MATTERS

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

If you do not contemplate attending the meeting in person, you are respectfully requested to sign, date and return the accompanying proxy in the enclosed, stamped envelope at your earliest convenience.

We will provide, without charge, upon written request of any shareholder, a copy of our Annual Report on Form 10-K including financial statements and financial statement schedules for the fiscal year ended September 30, 2007 as filed with the SEC. Please direct such request to James M. Holland, Secretary, Atwood Oceanics, Inc., P.O. Box 218350, Houston, Texas 77218, 281-749-7800.

Only one proxy statement and annual report are being delivered to multiple shareholders sharing an address who have previously consented to such delivery unless we have received contrary instructions from one or more such shareholders. If a shareholder desires to receive a separate copy of the proxy statement, or annual report or future proxy statements or annual reports, the shareholder should provide oral or written notification to James M. Holland, our Secretary, at the above address and provide instructions for delivery of the separate copy. If shareholders who share an address and are receiving multiple copies of the proxy statement or annual report desire to receive only one copy of the proxy statement or annual report they should also notify Mr. Holland at the above address and provide delivery instructions.

By order of the Board of Directors

/s/ John R. Irwin

John R. Irwin, President

Houston, Texas
January 15, 2008

PROXY                         ATWOOD OCEANICS, INC.

ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 14, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James M. Holland and Glen P. Kelley, or either of them as Proxy Holders, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share, held of record by the undersigned as of the close of business on December 31, 2007, at the Annual Meeting of Shareholders to be held on February 14, 2008 or any adjournment thereof:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED

1. ELECTION OF DIRECTORS:

   ☐  FOR all nominees listed

(except as marked to the contrary)        ☐   WITHHOLD authority to vote for all nominees listed

Nominees:

DEBORAH A. BECK          GEORGE S. DOTSON          JOHN R. IRWIN

ROBERT W. BURGESS           HANS HELMERICH           JAMES R. MONTAGUE

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the nominee’s name(s) in the line provided below or strike through their name above.)

2. To approve Amendment No. 1 to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan as described in the accompanying Proxy Statement:
               FOR               AGAINST               ABSTAIN

3. To approve Amendment No. 1 to our Amended and Restated Certificate of Formation to increase the authorized shares of Common Stock of the Company from 50,000,000 shares to 90,000,000 shares as described in the accompanying Proxy Statement:
               FOR               AGAINST               ABSTAIN

4. To ratify our early election to be governed by the Texas Business Organizations Code:

               FOR               AGAINST               ABSTAIN

4. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the meeting.

(see reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, the Proxy will be voted FOR the election of all Directors, FOR approval of Amendment No. 1 to the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan, FOR approval to the increase of authorized shares of Common Stock of the Company from 50,000,000 shares to 90,000,000 shares and FOR ratification of our early election to be governed by the Texas Business Organizations Code.

Please sign exactly as name appears hereon.

________________________, 2008          _________________________________________

DATED                                                             SIGNATURE

_________________________________________
SIGNATURE IF JOINTLY HELD

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please note any change in your address alongside the address as it appears in the proxy.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Appendix A

COMPENSATION AND HUMAN RESOURCES COMMITTEE CHARTER

1.	Purpose and General Responsibilities

The function of the Compensation and Human Resources Committee ("Committee") is to assist the Board of Directors ("Board") of Atwood Oceanics, Inc. in fulfilling its oversight responsibilities regarding the compensation of directors, officers, and employees of Atwood Oceanics, Inc. and its subsidiaries (collectively, the "Company").

To perform this function, the Committee shall have the authority to perform the specific duties enumerated in this Charter and, upon the direction or approval of the Board, to undertake other activities on behalf of the Board. The Committee is authorized to request reports on matters related to its authority, its duties as described in this Charter and on any subject that it deems related to its responsibilities. All employees of the Company shall cooperate as requested by the Chairman of the Committee. The Committee shall recommend to the Board any extensions or changes in the authority or duties of the Committee that it deems appropriate.

The Committee's primary responsibilities include:

•	Making recommendations to the Board regarding both long and short term incentive compensation and equity-based plans that are subject to Board approval for all employees of the Company;
•	Recommending to the Board the compensation of directors who are not employees of the Company;
•

Reviewing and approving Company goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer's performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer's compensation level based on this evaluation; and

•

Considering and analyzing the matters to be discussed in the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy or information statement or annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”); overseeing the drafting of the CD&A; and reviewing and discussing the CD&A with Company management.

•

Producing a Compensation Committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy or information statement or annual report on Form 10-K filed with the SEC.

•	Performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated herein or set forth in future resolutions of the Board.

The authority of the Committee with respect to any future stock incentive plans of the Company may be limited by the provisions of such plans as adopted by the Board and approved by the shareholders of the Company. However, the Committee is not precluded from approving awards (with or without ratification by the Board) as may be required to comply with applicable tax laws such as Rule 162(m).

2.	Membership and Organization

All members of the Committee shall be independent as required by the rules and regulations of the SEC and the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. No member of the Committee shall have a relationship to the Company that may interfere with the exercise of their independent judgment, as determined in accordance with the rules and regulations of the SEC and the New York Stock Exchange Listing Standards. The members of the Committee shall be "non-employee directors" as that term is defined under the SEC Rule 16b-3 and "outside directors" as that term is defined for the purposes of the Internal Revenue Code, section 162(m). The members of the Committee shall have sufficient background and experience to enable them to discharge their responsibilities.

The members of the Committee shall be appointed by the independent members of the Board. The Committee shall have a Chairman appointed by the independent members of the Board. The Committee shall consist of that number of directors as the Board shall determine from time to time, such number not to be less than two members. The Board may add additional members to the Committee or remove members in its sole discretion.

The Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter.

The Committee shall promptly inform the Board of the actions taken or issues discussed at its meetings. This will generally take place at the Board meeting following a Committee meeting.

3.	Meeting Attendance and Minutes

The Committee shall meet at such times as the Chairman of the Committee shall designate and notice of such meetings shall be given to Committee members in accordance with the manner set forth in the Amended and Restated By-Laws (the "By-laws") of Atwood Oceanics, Inc. which notices of meetings of the Board are given. One-third of the Committee, but not less than two members, shall constitute a quorum for the transaction of business. Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. As necessary or desirable, the Chairman of the Committee may require that any members of management be present at meetings of the Committee. Members of the Committee may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee shall report to the Board periodically or as required by the nature of its duties on all of its activities and shall make such recommendations to the Board as the Committee decides are appropriate.

4.	Responsibilities and Duties

Compensation Committee Charter

The Committee shall review this Charter periodically for adequacy and recommend to the Board any necessary changes.

Chief Executive Officer Performance and Compensation

The Compensation Committee shall conduct annual reviews of the performance of the Company's Chief Executive Officer and fix his or her compensation as a Committee or together with the other independent directors (as directed by the Board). In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Chief Executive Officer in past years.

Employee and Management Compensation

The Committee shall review the Company's salaried and management compensation practices, including the methodologies for setting employee and officer salaries, and shall fix the salary and other compensation of all officers of the Company other than the Chief Executive Officer.

Compensation Plans and Programs

The Committee shall approve, and recommend standards for, the Company's compensation programs and plans, including, but not limited to, the Company's various incentive compensation, retirement, and other benefit plans.

Director Compensation

The Committee shall recommend to the Board the compensation for non-employee directors.

Stock Incentive Plans

The Committee shall administer the Company's stock incentive plans in accordance with the responsibilities assigned to the Committee under any and all such plans.

Insurance for Directors and Officers

The Committee shall review appropriate insurance coverage for directors and officers of the Company.

CD&A

The Committee shall consider and analyze the matters to be discussed in the CD&A to be included in the Company’s annual proxy or information statement or annual report on Form 10-K filed with the SEC. The Committee shall oversee the drafting of the CD&A; and review and discuss the CD&A with Company management.

The Committee shall produce a Compensation Committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy or information statement or annual report on Form 10-K filed with the SEC. The report shall specifically state whether the committee has reviewed and discussed the CD&A with Company management and whether the committee has recommended that the CD&A be included in the Company’s annual proxy or information statement or annual report on Form 10-K filed with the SEC.

5.	Advisors

The Committee shall have the authority, at the expense of the Company, to retain such independent consulting, legal and other advisors as it shall deem appropriate, without management approval. The Committee shall have the sole authority to retain, terminate, and approve the fees and retention terms of compensation consultants.

6.	Performance Review

The performance of the Committee shall be evaluated annually by the Board.

The Committee's responsibilities and powers as delegated by the Board of Directors are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors. Whenever the Committee takes an action, it exercises its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

APPENDIX B

ATWOOD OCEANICS, INC.
2007 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

SECTION 1.1  Purpose. This 2007 Long-Term Incentive Plan (the “Plan”) is established by Atwood Oceanics, Inc., a Texas corporation (the “Company”) to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, SARs and Performance Units to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Eligible Directors, subject to the conditions set forth in the Plan.

SECTION 1.2 Establishment. The Plan is effective as of December 7, 2006 and for a period of ten years thereafter. The Plan shall continue in effect after such ten-year period until all matters relating to the payment of Awards and administration of the Plan have been settled.

The Plan is subject to the approval by the holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at a meeting called for such purpose, which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. No Awards under the Plan may be granted prior to receipt of shareholder approval.

SECTION 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 2,000,000 shares of Common Stock. Any shares granted as Restricted Stock Awards or as SARs or Performance Units settled in shares of Common Stock shall be counted against this limit as 1.7 shares for each share granted. Any shares issued pursuant to Options shall be counted against this limit as one share for each issuable share. Provided further, that a maximum of 1,000,000 shares of the total authorized under this Section 1.3 may be granted as Incentive Stock Options. The limitations of this Section 1.3 shall be subject to the adjustment provisions of Article IX.

ARTICLE II

DEFINITIONS

SECTION 2.1  “Account” means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.

SECTION 2.2 “Affiliated Entity” means any person with whom Company would be considered a single employer under section 414(b) or 414(c) of the Code, if sections 414(b) and 414(c) of the Code used an “at least 50 percent” ownership test instead of an “at least 80 percent” ownership test.

SECTION 2.3  “Award” means, individually or collectively, any Option, Restricted Stock Award, SAR or Performance Unit granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, Performance Unit, SAR or Restricted Stock Award granted under the Plan to an Eligible Director by the Committee.

SECTION 2.4 “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.5  “Board” means the Board of Directors of the Company.

SECTION 2.6  “Change of Control Event” means each of the following:

(i) The acquisition after the Effective Date of this Plan by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined), (E) any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition, or (F) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (iii) of this Section 2.6; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Approval by the shareholders of the Company of a reorganization, share exchange, merger (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(iv) Approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

SECTION 2.7 “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.8  "Committee” means the Compensation Committee of the Board.

SECTION 2.9  “Common Stock” means the common stock, par value $1.00 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article IX.

SECTION 2.10   “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.11   “Disability” means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Committee.

SECTION 2.12   “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.13  “Eligible Director” means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity.

SECTION 2.14   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.15  “Fair Market Value” means (i) during such time as the Common Stock is listed upon the New York Stock Exchange or other exchanges, the closing price of the Common Stock as reported by such stock exchange or exchanges on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the next preceding day on which there was a sale of such Common Stock, or (ii) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

SECTION 2.16 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code. Provided however, that no Option will be an Incentive Stock Option unless, at all times beginning with the Option’s Date of Grant and ending with the day three months before the date of exercise of the Option, the Participant is an employee of either the Company or of an Affiliated Entity that is a parent or subsidiary of the Company using an “at least 50 percent” ownership test.

SECTION 2.17    “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

SECTION 2.18    “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

SECTION 2.19    “Participant” means an Eligible Employee or Eligible Director to whom an Award has been granted by the Committee under the Plan.

SECTION 2.20   “Performance Units” means those monetary units that may be granted to Eligible Employees or Eligible Directors pursuant to Article VIII hereof.

SECTION 2.21   “Plan” means the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan.

SECTION 2.22 “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.

SECTION 2.23  “Retirement” means the voluntary termination of an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity on or after such Eligible Employee reaches 62 years of age.

SECTION 2.24   “SEC” means the United States Securities and Exchange Commission.

SECTION 2.25   "SAR” means a stock appreciation right granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

SECTION 2.26    “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III

ADMINISTRATION

SECTION 3.1 Administration of the Plan by the Committee. The Committee shall administer the Plan. Committee members shall be appointed or removed as set forth in the Committee’s Charter. The Committee shall hold meetings regarding the Plan at such times and places as it may determine. Except as may otherwise be set forth in the Committee’s Charter, a majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee. All members of the Committee shall be independent as required by the rules and regulations of the SEC and the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. No member of the Committee shall have a relationship to the Company that may interfere with the exercise of their independent judgment, as determined in accordance with the rules and regulations of the SEC and the New York Stock Exchange Listing Standards. The members of the Committee shall be "non-employee directors" as that term is defined under the SEC Rule 16b-3 and "outside directors" as that term is defined for the purposes of the Internal Revenue Code, section 162(m).

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a)	Select Eligible Employees and Eligible Directors to participate in the Plan.

(b)	Determine the time or times when Awards will be made to Eligible Employees or Eligible Directors.

(c)

Determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, SAR or Performance Unit, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d)	Determine whether Awards will be granted singly or in combination.

(e)	Accelerate the vesting, exercise or payment of an Award or the performance period of an Award except as provided in Section 10.2.

(f)	Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV

GRANT OF AWARDS

SECTION 4.1 Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

(a)	Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Options and/or SARs to any Eligible Employee in any calendar year may not exceed 300,000.

(b)

  Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and or Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 150,000.

(c)

Any shares of Common Stock related to Awards which terminate by expiration, forfeiture or cancellation without the issuance of shares of Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3. Shares of Common Stock which are tendered in payment of an Option, tendered or withheld in payment of taxes or repurchased using Option proceeds, shall not be added back to the shares authorized under Section 1.3.

(d)	Common Stock delivered by the Company in payment of an Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(e)	The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(f)	Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

(g)	The Committee shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant’s Award.

(h)

Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Nonqualified Stock Options and/or SARs to any individual Eligible Director in any calendar year may not exceed 100,000.

(i)	Subject to Article IX, in no event shall more than 50,000 shares of Restricted Stock Awards and/or Performance Unit Awards be awarded to any individual Eligible Director in any calendar year.
(j)	The maximum term of any Award shall be ten years.

ARTICLE V

STOCK OPTIONS

SECTION 5.1  Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

SECTION 5.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a)

Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b)

Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by tendering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination of the foregoing. In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

(c)

Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price and applicable withholding taxes.

(d)

Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

(e)

Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

(f)	Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g)

Shareholder Rights. No Participant shall have a right as a shareholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

ARTICLE VI

RESTRICTED STOCK AWARDS

SECTION 6.1 Grant of Restricted Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Eligible Employee or Eligible Director. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

SECTION 6.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

(a)	Restriction Period.

i)       Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period (as defined herein). The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. The “Restriction Period” for any shares of Common Stock covered by a Restricted Stock Award granted to any Eligible Director is three years. The “Restriction Period” for any shares of Common Stock covered by a Restricted Stock Award granted to any Eligible Employee is determined by any employment, service and/or performance requirements relating to such Restricted Stock Award.

ii)    Eligible Directors. In regard to a grant of a Restricted Stock Award to any Eligible Director, the shares of Common Stock covered by such Restricted Stock Award shall immediately vest, but shall be subject to a three year Restriction Period, subject to early termination upon the occurrence of a Change of Control Event under Section 10.5

iii)   Eligible Employees. In regard to a grant of a Restricted Stock Award to any Eligible Employee, the Committee shall determine the employment, service and/or performance requirements which shall apply to the shares of Common Stock covered by such Restricted Stock Award. Unless (i) vesting requirements are based upon specified performance goals and measures set forth in the Award Agreement at the time of the Award that require at least a twelve-month performance period, (ii) vesting is accelerated upon the occurrence of a Change of Control Event under Section 10.5 or by the Committee as provided in Section 10.2 or (iii) the shares of Restricted Stock are issued in lieu of cash compensation, the shares shall vest over a minimum three-year period, with all shares vesting on or after the third annual anniversary date of the Award. In addition to any time vesting conditions determined by the Committee, Restricted Stock Awards may be subject to the achievement by the Company of some or all of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as set forth in the Award and determined by the Committee.

iv)   General. At the end of the Restriction Period and, in regard to a Restricted Stock Award granted to any Eligible Employee assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

(b)

Rights as Shareholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends and to purchase securities pursuant to that certain Rights Agreement by and between the Company and Continental Stock Transfer & Trust Company (as Rights Agent) dated October 18, 2002, as the same may be amended, modified or supplement from time to time. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

ARTICLE VII

STOCK APPRECIATION RIGHTS

SECTION 7.1  Grant of SARs. The Committee may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine, grant a SAR to any Eligible Employee or Eligible Director. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically terminated. SARs may also be granted as an independent Award separate from an Option. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

SECTION 7.2 Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement and may be conditioned upon the Company’s achievement of some or all of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as set forth in the Award Agreement and determined by the Committee. Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 7.3  General. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code. In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the SAR is granted.

ARTICLE VIII

PERFORMANCE UNITS

SECTION  8.1   Grant of Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees and Eligible Directors. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 8.2.

SECTION 8.2  Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

(a)	Establishment of Award Terms. Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b)

Achievement of Performance Goals. The Committee shall establish performance targets for each Award for a period of no less than a year based upon the Company’s achievement of some or all of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as determined by the Committee. The Committee shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as established by the Committee in the Award Agreement.

ARTICLE IX

STOCK ADJUSTMENTS

In the event that the shares of Common Stock, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article IX and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article IX which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE X

GENERAL

SECTION 10.1 Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article IX), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

SECTION 10.2  Termination of Employment; Termination of Service.

(a)	Options and SARs.

i)

Eligible Employees. If an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, Disability or Retirement, the Eligible Employee (or personal representative in the case of death) shall be entitled to exercise all or any part of any (a) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), or (b) vested Nonqualified Stock Option or SAR during the remaining term. If an Eligible Employee’s employment terminates for any other reason, the Eligible Employee shall be entitled to exercise all or any part of any vested Option or SAR for a period of up to three months from such date of termination.

ii)

Eligible Directors. If an Eligible Director’s service with the Company, a Subsidiary or an Affiliated Entity terminates, the Eligible Director (or personal representative in the case of death) shall be entitled to exercise all or any part of any Nonqualified Stock Options or SARs which are otherwise exercisable on his date of termination of service during the remaining term of such Award.

iii)

General. The Committee may, in its discretion, accelerate the vesting of any Option or SAR in the case of termination of employment or service of an Eligible Employee or Eligible Director for any reason, including death, Retirement, Disability, or resignation, as the case may be. In no event shall any Option or SAR be exercisable past the term established in the Award Agreement. Any vested Option or SAR which is not exercised before the earlier of the dates provided above or its term, shall expire.

(b)

Restricted Stock Awards. The Committee may, in its discretion, (i) accelerate the vesting of a Restricted Stock Award in the case of death or Disability of an Eligible Employee or (ii) provide for early termination of any Restriction Period in the case of death, Retirement, or resignation of an Eligible Director. In the case of Retirement of an Eligible Employee, the vesting of a Restricted Stock Award shall be accelerated as follows: (x) no acceleration in the case of Retirement within a period less than one year subsequent to the Date of Grant, (y) acceleration of vesting of one-third (1/3) of the shares included in the Restricted Stock Award in the case of Retirement within a period greater than one year, but less than two years subsequent to the Date of Grant, and (z) acceleration of vesting of two-thirds (2/3) of the shares included in the Restricted Stock Award in the case of Retirement within a period greater than two years, but less than three years subsequent to the Date of Grant.

(c)

General. Unless otherwise accelerated pursuant to the terms of the relevant Award Agreement or by the Committee as set forth herein, all unvested Awards shall be forfeited upon termination of employment of the Eligible Employee or termination of service of the Eligible Director.

SECTION 10.3  Limited Transferability — Options. The Committee may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members. In addition there may be no consideration for any such transfer. The Award Agreement pursuant to which such Nonqualified Stock Options are granted must expressly provide for transferability in a manner consistent with this paragraph. Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 10.3. Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 10.2 hereof the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of Section 10.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 10.2 hereof. No transfer pursuant to this Section 10.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request. With the exception of a transfer in compliance with the foregoing provisions of this Section 10.3, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution and, for the avoidance of doubt, for no consideration; however, no such transfer shall be effective to bind the Company unless the Committee has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

SECTION 10.4 Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

SECTION 10.5  Change of Control. Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event and any Restriction Period shall terminate immediately.

SECTION 10.6  Amendments to Awards. Subject to the limitations of the Plan, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate; provided, however, that no amendment shall be allowed which has the effect of repricing an Award, and amendments which are adverse to the Participant shall require the Participant’s consent.

SECTION 10.7  Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the shareholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a)

the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b)	the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c)

the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 10. 8  Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 10.9  Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

SECTION 10.10 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 10.11 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Texas except as superseded by applicable Federal law.

SECTION 10.12   Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 10.13  No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

Appendix C

AMENDMENT No. 1
TO

Atwood Oceanics, INC.
2007 Long-Term INCENTIVE PLAN

The Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan (the “Plan”) is amended as follows:

1.	Article VI, Section 6.2(a)(i) of the Plan is hereby amended by deleting the third sentence in its entirety and substituting in its place and stead the following:

“The “Restriction Period” for any shares of Common Stock covered by a Restricted Stock Award granted to any Eligible Director shall be at least thirteen (13) months as set forth in the Award Agreement for the Restricted Stock Award, subject to early termination as provided in Section 10.2 and Section 10.5 hereof.”

2.	Article VI, Section 6.2(a)(ii) of the Plan is hereby amended by deleting the provision in its entirety and substituting in its place and stead the following:

“Eligible Directors. In regard to a grant of a Restricted Stock Award to any Eligible Director, the shares of Common Stock covered by such Restricted Stock Award shall vest in accordance with the Award Agreement for the Restricted Stock Award, but the vesting period shall be at least thirteen (13) months, subject to early termination as provided in Section 10.2 and Section 10.5 hereof.”

3.	Article VI, Section 6.2 of the Plan is hereby amended by adding the following provision as new Section 6.2(c):

“(c)     Ability of Participants to Defer Delivery of Shares. The Committee may, in its discretion, to the extent provided in any separate Company deferred compensation plan, allow a Participant to (i) elect to defer the delivery of shares of Common Stock included in a Restricted Stock Award and (ii) if such deferred delivery is elected, further elect, before the deferred delivery date, to receive payment in the form of either (x) Common Stock or (y) cash in an amount equal to the value of the deferred shares at the deferred delivery date.”

4.	Article X, Section 10.2(b) of the Plan is hereby amended by deleting the first sentence in its entirety and substituting in its place and stead the following:

“The Committee may, in its discretion, (i) accelerate the vesting of a Restricted Stock Award in the case of death or Disability of an Eligible Employee or (ii) accelerate the vesting of a Restricted Stock Award or provide for early termination of any Restriction Period in the case of death, Retirement, or resignation of an Eligible Director.”

Appendix D

AMENDMENT No. 1
TO

Amended and Restated
CERTIFICATE OF FORMATION
OF

Atwood Oceanics, INC.

The Amended and Restated Certificate of Formation of Atwood Oceanics, Inc., a Texas company (the “Company”), filed February 10, 2006 (the “Certificate of Formation”), is hereby amended as of February __, 2007, as follows:

Article IV, of the Certificate of Formation is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

ARTICLE IV.

A.	AUTHORIZED AMOUNT OF CAPITAL STOCK

The aggregate number of shares which the Company shall have authority to issue is ninety-one million (91,000,000) shares of capital stock, of which ninety million (90,000,000) shares shall be common stock (the "Common Shares") each with a par value of $1.00 per share, and of which one million (1,000,000) shares, each without par value, shall be preferred stock (the "Preferred Shares").

I, the Secretary of Atwood Oceanics, Inc., by signing this document, certify that this document contains a true and correct copy of an amendment to the Certificate of Formation adopted by unanimous written consent of the Board of Directors of Atwood Oceanics, Inc. on December __, 2007, and approved by the shareholders of Atwood Oceanics, Inc. on February __, 2008.

                                                        ________________________
                                                           James M. Holland, Secretary